Exhibit 5.1

July 16, 2019

Equity Commonwealth

Two North Riverside Plaza, Suite 2100

Chicago, Illinois  60606

Re:                             Equity Commonwealth, a Maryland real estate investment trust (the “Company”) — Registration Statement on Form S-8 pertaining to up to 2,500,000 common shares of beneficial interest of the Company (the “Shares”), par value $0.01 per share (“Common Shares”), to be issued pursuant to the Equity Commonwealth 2015 Omnibus Incentive Plan, as amended by Amendment No. 1 to the Equity Commonwealth 2015 Omnibus Incentive Plan and Amendment No. 2 to the Equity Commonwealth 2015 Omnibus Incentive Plan (as so amended, the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland real estate investment trust counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to a Registration Statement on Form S-8 filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”).  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland real estate investment trust counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)                                     the declaration of trust of the Company (the “Declaration of Trust”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on July 31, 2014, Articles Supplementary filed with the Department on October 10, 2006, Articles Supplementary filed with the Department on May 31, 2011, and Articles Supplementary filed with the Department on March 14, 2018;

(ii)                                  the Third Amended and Restated Bylaws of the Company, adopted as of March 15, 2017 (the “Bylaws”);

(iv)                              certain resolutions adopted by the Board of Trustees of the Company (the “Board of Trustees”) which, among other things, approve the Plan and authorize the issuance of the Shares (the “Trustees’ Resolutions”);

(v)                                 the Plan;

BALLARD SPAHR LLP

Equity Commonwealth

July 16, 2019

(vi)                              the Registration Statement in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vii)                           a certificate of officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Declaration of Trust, the Bylaws, the Trustees’ Resolutions and the Plan are true, correct and complete, have not been rescinded or modified (otherwise than as indicated) and are in full force and effect on the date of the Officers’ Certificate;

(viii)                        a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly formed and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

(ix)                              such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinion set forth below, we have assumed the following:

(a)                                 each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b)                                 each natural person executing any of the Documents is legally competent to do so;

(c)                                  any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)                                 the Officers’ Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(e)                                  none of the Shares issued subsequent to the date hereof will be issued or transferred in violation of the provisions of Article VI of the Declaration of Trust relating to restrictions on ownership and transfer of Common Shares of the Company; and

(h)                                 upon issuance of any of the Shares subsequent to the date hereof, the total number of Common Shares of the Company issued and outstanding will not exceed the total number of Common Shares of the Company that the Company is authorized to issue under its Declaration of Trust.

BALLARD SPAHR LLP

Equity Commonwealth

July 16, 2019

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

The Shares have been generally authorized for issuance pursuant to the Plan and if, as and when the Shares are issued as or pursuant to or in respect of awards granted pursuant to the Plan, which in each case have been duly granted by the Board of Trustees or a properly appointed committee thereof to which the Board of Trustees has delegated the requisite power and authority, all in accordance with, and subject to, the terms and conditions of the Plan, and following receipt by the Company of the consideration therefor as specified in the Plan or by the Board of Trustees or such properly appointed committee thereof, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP

BALLARD SPAHR LLP